Exhibit 99.1

     MARKEL CORPORATION

        4521 Highwoods Parkway, Glen Allen, VA 23060     P.O. Box 2009, Glen Allen. VA 23058-2009

        (804) 747-0136  (800) 446-6671  Fax: (804) 965-1600  www.markelcorp.com

MARKEL REPORTS THIRD QUARTER AND NINE MONTH PERIOD RESULTS

FOR IMMEDIATE RELEASE                                                                               CONTACT: BRUCE KAY

                                                                                                                                            TELEPHONE: 804-747-0136

Richmond, VA, October 28, 2003 — (NYSE – MKL) Markel Corporation reported a net loss of $1.68 per diluted share for the quarter ended September 30, 2003 compared to net income of $0.88 per diluted share for the quarter ended September 30, 2002. Net income for the nine month period ended September 30, 2003 was $7.99 per diluted share compared to $4.97 per diluted share for the nine month period ended September 30, 2002. The combined ratio was 110% and 101%, respectively, for the quarter and nine months ended September 30, 2003 compared to 110% and 105%, respectively for the quarter and nine months ended September 30, 2002. The Company’s third quarter underwriting results reflect $55 million of reserve increases for asbestos and environmental loss exposures and $50 million of prior years’ loss reserve increases at the Company’s Investors Brokered Excess and Surplus Lines unit. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “Our goal has always been to establish reserves that are more likely redundant than deficient and the increases during the quarter are consistent with that goal. However, we are disappointed that the reserve increases have overshadowed the outstanding underwriting performance of the balance of our business. We expect a strong finish to 2003 and are well positioned for 2004.”

In evaluating its operating performance, the Company focuses on core underwriting and investing results (core operations) before consideration of realized gains or losses and amortization expenses (these measures do not replace operating income (loss) or net income (loss) computed in accordance with generally accepted accounting principles as a measure of profitability). The Company believes that this measure provides meaningful information about the performance of its core underwriting and investing activities. The Company’s definition of core operations may not be comparable to that used by other companies. Following is a comparison of 2003 and 2002 results on a per diluted share basis, except for book value per common share outstanding (shares in thousands).

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Core operations	$(1.19)	$(.66)	$5.90	$2.66
Realized gains (losses)	(.49)	1.71	2.36	2.84
Amortization expense	—	(.17)	(.27)	(.53)

Diluted net income (loss)	$(1.68)	$.88	$7.99	$4.97

Weighted average diluted shares	9,845	9,856	9,859	9,852

	September 30, 2003	December 31, 2002
Book value per common share outstanding	$132.24	$117.89

Common shares outstanding	9,846	9,832

The third quarter loss from core operations was $1.19 per share in 2003 compared to loss from core operations of $0.66 per share for 2002. The increased loss from core operations compared to the same period of 2002 was primarily due to higher prior years’ loss reserve development in the Excess and Surplus Lines (E&S) segment partially offset by improved underwriting results for the Specialty Admitted and London Market segments. For the nine months ended September 30, 2003, income from core operations was $5.90 per share compared to income from core operations of $2.66 per share for the same period of 2002. The improved results for the nine month period ended September 30, 2003 were primarily due to underwriting profitability in the E&S and Specialty Admitted segments as well as improving underwriting results in our London Insurance Market segment partially offset by higher development of prior years’ loss reserves in the Other segment compared to 2002.

Book value per common share outstanding increased to $132.24 at September 30, 2003 from $117.89 at December 31, 2002. The 2003 increase was primarily the result of $78.8 million of net income and a $59.4 million increase in net unrealized investment gains, net of taxes, during the nine months ended September 30, 2003.

	-Premium Analysis- Quarter Ended September 30, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2003	2002	2003	2002
Excess and Surplus Lines	$398,581	$371,138	$266,800	$206,376
Specialty Admitted	81,095	73,762	60,467	49,393
London Insurance Market	183,184	140,219	140,538	151,147
Other	8,574	18,289	8,190	10,337

Total	$671,434	$603,408	$475,995	$417,253

	-Premium Analysis- Nine Months Ended September 30, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2003	2002	2003	2002
Excess and Surplus Lines	$1,135,992	$956,383	$750,716	$540,163
Specialty Admitted	212,533	182,370	172,541	132,160
London Insurance Market	548,762	467,204	404,753	393,308
Other	37,738	39,812	19,211	25,437

Total	$1,935,025	$1,645,769	$1,347,221	$1,091,068

For the quarter and nine month period ended September 30, 2003, the Company’s gross written premiums increased 11% and 18%, respectively, and are on target with the Company’s expectations for the full year.

	-Combined Ratio Analysis-
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Excess and Surplus Lines	99%	92%	92%	94%
Specialty Admitted	90%	99%	93%	101%
London Insurance Market	101%	106%	102%	108%
Other	783%	581%	488%	332%
Consolidated	110%	110%	101%	105%

The Company regularly reviews the claims processes at its business units. During the third quarter of 2003, a review at the Investors Brokered Excess and Surplus Lines unit was initiated and is ongoing. The review highlighted case reserve estimates which did not meet the Company’s standards. As a result, the Company has updated its actuarial assumptions and increased loss and loss adjustment expenses, primarily for the 1997-2001 accident years by $50 million during the quarter ended September 30, 2003. Other underwriting units included in the E&S segment produced favorable development on prior years’ loss reserves and strong underwriting profits for the quarter and nine months ended September 30, 2003.

The Specialty Admitted segment produced improved underwriting results for the quarter and the nine months ended September 30, 2003 compared to the same periods of 2002. The significant improvement in both periods of 2003 was primarily due to lower current year losses and favorable development of prior years’ loss reserves compared to both periods of 2002.

The combined ratio for the London Insurance Market improved for the quarter and nine months ended September 30, 2003 compared to the same periods of 2002. This improvement has resulted from a combination of lower loss ratios due to improved risk selection, pricing and the appropriate use of reinsurance and lower expense ratios due to lower commissions and expense control. The third quarter 2003 combined ratio of 101% decreased from 103% and 102%, respectively, in the first and second quarters of 2003. The London Insurance Market segment combined ratio has steadily improved and the London underwriting units continue to work towards their goal of underwriting profitability.

The underwriting loss from Other, which includes discontinued lines of business, was $55.9 million for the third quarter ended September 30, 2003 compared to an underwriting loss of $49.7 million in 2002. The Other underwriting loss for the nine month period ended September 30, 2003 was $74.5 million compared to $59.0 million for the same period of 2002. Both periods of 2003 included $55.0 million of reserve increases for asbestos and environmental exposures. Both periods of 2002 included

$35.0 million of reserve increases due to asbestos and environmental exposures and related allowances for reinsurance bad debt and $9.0 million of reserve increases for reinsurance costs and collections issues for discontinued programs at Markel International.

The increase in prior years’ loss reserves for asbestos and environmental exposures is being made in response to the Company’s annual review of these exposures in both U.S. and international operations. The increase reflects a higher than expected incidence of new claims and recent adverse appellate and bankruptcy court decisions. The need to increase reserves for asbestos and environmental exposures in both 2002 and 2003 demonstrates that these reserves are subject to significant uncertainty due to potential loss severity and frequency resulting from the uncertain and unfavorable legal climate. The Company seeks to establish appropriate reserve levels for asbestos and environmental exposures; however, these reserves could be subject to increases in the future. The Company has established asbestos and environmental reserves without regard to the potential passage of asbestos reform legislation. These reserves are not discounted to present value and are forecasted to pay out over the next 50 years.

The Company anticipates that all segments of the specialty insurance marketplace in which it competes will continue to provide a favorable environment for its operations. Gross premium growth remains on target to meet the Company’s expectations for the full year. While all of the Company’s insurance operations continue to achieve rate increases compared to the prior year, rate increases have begun to slow or decline in certain lines of business. These include large direct and reinsurance property accounts, aviation and marine war accounts. The Company believes that the rates being obtained on these books of business are at levels that support our underwriting profit targets.

Third quarter 2003 net investment income was $46.4 million compared to $42.9 million in the prior year. Net investment income for the nine month period ended September 30, 2003 was $137.1 million compared to $126.9 million in 2002. In both periods of 2003, a larger investment portfolio offset lower investment yields.

In the third quarter of 2003, the Company recognized $7.4 million of net realized losses compared to $26.0 million of net realized gains in 2002. For the nine month period ended September 30, 2003, net realized gains were $35.8 million compared to net realized gains of $43.1 million for the same period last year. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Intangible assets, other than goodwill, were fully amortized as of June 30, 2003. For the nine months ended September 30, 2003, amortization of intangible assets was $4.1 million compared to $8.1 million for the same period of 2002.

Interest expense was $13.7 million for the third quarter of 2003 compared to $10.1 million for the same period of 2002. For the nine month period ended September 30, 2003, interest expense was $38.8 million compared to $30.0 million for the same period last year. The increase in both periods is primarily due to the Company’s 2003 issuance of $250 million of 6.80% unsecured senior notes, due February 15, 2013. A portion of the net proceeds was used to repay $175 million outstanding under the

Company’s $300 million revolving credit facility. During the third quarter of 2003, the Company replaced the existing facility with a $220 million revolving credit facility expiring December 2006.

For the third quarter and nine months ended September 30, 2003, the Company’s effective tax rate was 33% compared to 36% for the third quarter and nine months ended September 30, 2002. The decrease was due to the elimination during 2002 of nondeductible interest expense and the 2003 increase in investment allocations to tax-exempt securities.

Comprehensive loss was $27.7 million for the third quarter of 2003 compared to comprehensive income of $7.4 million for the same period of 2002. The comprehensive loss for the third quarter of 2003 was primarily due to lower net income as a result of reserve increases and a decrease in the market value of the Company’s investment portfolio partially offset by more favorable currency translation adjustments compared to 2002. For the nine months ended September 30, 2003, comprehensive income was $142.1 million compared to $49.3 million in 2002. The improvement was primarily due to a significant increase in the market value of the Company’s investment portfolio and higher net income for the nine months ended September 30, 2003 compared to 2002. Comprehensive loss for the third quarter of 2003 includes $2.8 million of losses from currency translation adjustments, net of taxes, compared to losses of $12.1 million for the same period of 2002. For the nine months ended September 30, 2003, gains from currency translation adjustments, net of taxes, were $4.0 million compared to losses of $8.8 million for the same period of 2002. The Company attempts to match assets and liabilities in original currencies to mitigate the impact of currency volatility.

At September 30, 2003, the Company’s investment portfolio increased 16% to $5.0 billion from $4.3 billion at December 31, 2002. The Company reported net unrealized gains, net of taxes, on its fixed maturity and equity investments of $238.6 million at September 30, 2003 compared to $179.2 million at December 31, 2002. Equity securities were $805.1 million, or 16% of the total investment portfolio, at September 30, 2003 compared to $550.9 million, or 13%, at December 31, 2002. Net cash provided by operating activities was approximately $450 million for the first nine months of 2003 compared to approximately $360 million for the same period in 2002.

This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. It also contains general cautionary statements regarding the Company’s business, estimates and management assumptions. Future actual results may materially differ from those in these statements because of many factors. Among other things, the impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. The occurrence of additional terrorist activities could have a material impact on the Company and the insurance industry. The Company’s anticipated premium growth and anticipated improvements in underwriting profitability are based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions. The Company is legally required to offer terrorism insurance and has attempted to manage its exposure. However, in the event of a covered terrorist attack, the Company could sustain material losses. Changing legal and social trends and inherent uncertainties in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables. In addition, industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due. The Company’s review of claims processes at the Investors Brokered Excess and Surplus Line unit is ongoing. The Company continues to closely monitor discontinued lines and related reinsurance programs and exposures. Adverse experience in these areas could lead to additional charges. Regulatory actions can impede the Company’s ability to charge adequate rates and efficiently allocate capital. Economic conditions, interest rates and foreign exchange rate volatility can have a significant impact on the market value of fixed maturity and equity investments as well as the carrying value of other assets and liabilities. The Company’s premium growth, underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors, which could affect the Company, are discussed in the Company’s reports on Forms 8-K, 10-Q and 10-K. By making these forward looking statements, the Company is not intending to become obligated to publicly update or revise any forward looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward looking statements, which speak only as at their dates.

The quarterly conference call, which will involve discussion of the quarter and year to date financial results and may include forward-looking information, will be held Wednesday, October 29, 2003 at approximately 10:30 a.m. Eastern time. Any person interested in listening to the call, or a replay of the call, which will be available approximately two hours after the conclusion of the call until Friday, November 7, 2003, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s corporate web site, www.markelcorp.com. A replay of the call will also be available on this web site until Friday, November 7, 2003.

The webcast, the conference call and the content and permitted replays or rebroadcasts thereof, are the exclusive copyrighted property of Markel Corporation and may not be copied, taped, rebroadcast, or published in whole or in part without the express written consent of Markel Corporation.

* * * * * * * *

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$475,995	$417,253	$1,347,221	$1,091,068
Net investment income	46,379	42,853	137,079	126,893
Net realized gains (losses) from investment sales	(7,360)	25,982	35,843	43,077

Total Operating Revenues	515,014	486,088	1,520,143	1,261,038

OPERATING EXPENSES
Losses and loss adjustment expenses	378,868	324,438	938,820	798,162
Underwriting, acquisition and insurance expenses	147,102	135,343	420,895	348,261
Amortization of intangible assets	—	2,629	4,127	8,055

Total Operating Expenses	525,970	462,410	1,363,842	1,154,478

Operating Income (Loss)	(10,956)	23,678	156,301	106,560
Interest expense	13,720	10,078	38,756	30,031

Income (Loss) Before Income Taxes	(24,676)	13,600	117,545	76,529
Income tax expense (benefit)	(8,143)	4,896	38,790	27,551

Net Income(Loss)	$(16,533)	$8,704	$78,755	$48,978

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities, net of taxes
Net holding gains (losses) arising during the period	$(13,224)	$27,627	$82,705	$37,138
Less reclassification adjustments for gains (losses) included in net income (loss)	4,784	(16,888)	(23,298)	(28,000)

Net unrealized gains (losses)	(8,440)	10,739	59,407	9,138
Currency translation adjustments, net of taxes	(2,750)	(12,066)	3,975	(8,781)

Total Other Comprehensive Income (Loss)	(11,190)	(1,327)	63,382	357

Comprehensive Income (Loss)	$(27,723)	$7,377	$142,137	$49,335

NET INCOME (LOSS) PER SHARE
Basic	$(1.68)	$0.89	$8.00	$4.99
Diluted	$(1.68)	$0.88	$7.99	$4.97

Selected Data			September 30,	December 31,
(dollars and shares in thousands, except per share data)			2003	2002
Total investments and cash			$4,993,685	$4,314,152
Reinsurance recoverable on paid and unpaid losses			1,651,493	1,730,879
Intangible assets			357,317	361,444
Total assets			8,061,412	7,408,560
Unpaid losses and loss adjustment expenses			4,647,026	4,366,803
Unearned premiums			1,079,790	937,364
Convertible notes payable			89,466	86,109
Long-term debt			478,049	404,384
8.71% Capital Securities			150,000	150,000
Total shareholders’ equity			1,302,045	1,159,111
Book value per share			$132.24	$117.89
Common shares outstanding			9,846	9,832

Markel Corporation

Segment Reporting Disclosures

For the Quarter and Nine Months Ended September 30, 2003

Segment Gross Written Premium

Quarter Ended September 30,			Nine Months Ended September 30,
2003	2002	(dollars in thousands)	2003	2002
$398,581	$371,138	Excess and Surplus Lines	$1,135,992	$956,383
81,095	73,762	Specialty Admitted	212,533	182,370
183,184	140,219	London Insurance Market	548,762	467,204
8,574	18,289	Other	37,738	39,812

$671,434	$603,408	Consolidated	$1,935,025	$1,645,769

Segment Net Written Premium
Quarter Ended September 30,			Nine Months Ended September 30,
2003	2002	(dollars in thousands)	2003	2002
$291,435	$251,600	Excess and Surplus Lines	$812,910	$649,373
76,991	68,846	Specialty Admitted	199,778	170,051
150,257	72,923	London Insurance Market	435,846	328,185
5,101	11,399	Other	26,084	34,447

$523,784	$404,768	Consolidated	$1,474,618	$1,182,056

Segment Revenues
Quarter Ended September 30,			Nine Months Ended September 30,
2003	2002	(dollars in thousands)	2003	2002
$266,800	$206,376	Excess and Surplus Lines	$750,716	$540,163
60,467	49,393	Specialty Admitted	172,541	132,160
140,538	151,147	London Insurance Market	404,753	393,308
39,019	68,835	Investing	172,922	169,970
8,190	10,337	Other	19,211	25,437

$515,014	$486,088	Consolidated	$1,520,143	$1,261,038

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income (Loss)
Quarter Ended September 30,			Nine Months Ended September 30,
2003	2002	(dollars in thousands)	2003	2002
$1,502	$15,596	Excess and Surplus Lines	$58,171	$34,816
6,081	354	Specialty Admitted	11,809	(1,437)
(1,645)	(8,803)	London Insurance Market	(7,966)	(29,695)
39,019	68,835	Investing	172,922	169,970
(55,913)	(49,675)	Other	(74,508)	(59,039)
—	(2,629)	Amortization of Intangible Assets	(4,127)	(8,055)

$(10,956)	$23,678	Consolidated	$156,301	$106,560

Combined Ratios
Quarter Ended September 30,			Nine Months Ended September 30,
2003	2002		2003	2002
99%	92%	Excess and Surplus Lines	92%	94%
90%	99%	Specialty Admitted	93%	101%
101%	106%	London Insurance Market	102%	108%
783%	581%	Other	488%	332%
110%	110%	Consolidated	101%	105%